Exhibit 4.6

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY (AS DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

November 12, 2013

Louisville, Colorado

For value received, GLOBEIMMUNE, INC., a Delaware corporation (the “Company”), unconditionally promises to pay to Cooley LLP or its assigns (the “Holder”) the principal sum of $391,730.00 with interest on the outstanding principal amount at the rate of 8% per annum (subject to adjustment as set forth below), or the maximum rate permissible by law, whichever is less, simple interest, and calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall commence with the date hereof and shall continue on the outstanding principal balance hereof until paid in full. The principal balance of this Note, together with the accrued interest thereon shall be due and payable on the dates and in the manner set forth below.

1. Maturity; Interest; Payments; Prepayment; Waiver of Presentment.

(a) Maturity Date. At any time on or after November 12, 2016 (the “Maturity Date”), if this Note has not been paid in full or converted in accordance with the terms of Section 2(a) or Section 2(b) below, the Note, including any accrued interest, shall convert in accordance with Section 2(c) below.

(b) Payments. All payments of principal and interest shall be in lawful money of the United States of America and shall be payable at the office of the Holder, unless another place of payment shall be specified in writing by the Holder. All payments shall be applied first to any fees or expenses due to the Holder, then to accrued interest, including any interest that accrues after the commencement of a proceeding by or against the Company under Title 11 of the United States Code, and thereafter to the outstanding principal balance hereof. If any payments on this Note become due on a Saturday, Sunday, or a public holiday under the laws of the State of Colorado, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

(c) Prepayment. This Note may be prepaid in whole or in part at any time.

(d) Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

1.

2. Conversion.

(a) Qualified Financing. In the event that (i) the Company issues and sells shares of its Preferred Stock in a private placement (the “Preferred Stock”), or Common Stock in a Registered Public Offering, to investors (the “Investors”) in a bona fide arm’s-length transaction for aggregate consideration (including conversion of any outstanding indebtedness) of at least $5,000,000 (the “Qualified Financing”) and (ii) this Note has not been paid in full, then the entire outstanding principal balance and all unpaid accrued interest of this Note shall automatically convert in whole without any further action by the Holder into shares of the equity security inssued in such financing at a conversion price equal to eighty percent (80%) of the price per share paid by the Investors purchasing the Preferred Stock (such price per share paid by the investors without such discount, the “Preferred Stock Conversion Price”) or shares of Common Stock in a Registered Public Offering (such price per share paid by the investors without such discount, the “Common Stock Conversion Price”) on the same terms and conditions as given to the Investors. If the Company completes a financing which would otherwise be a Qualified Financing but does not meet the minimum dollar amount, the Holder shall have the option to convert this note into such financing as if it were a Qualified Financing.

(b) Corporate Transaction. In the event that (i) the Company enters into an agreement pertaining to (A) a sale, lease or other disposition of all or substantially all of its assets or (B) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization (each such event being referred to herein as a “Corporate Transaction”), and (ii) this Note has not been paid in full or converted in accordance with the terms of Section 2(a) above, then the Holder may, at its sole discretion, immediately prior to the closing of such Corporate Transaction, convert the outstanding principal balance and all unpaid accrued interest of this Note into the number of shares of Series E Preferred Stock of the Company equal to (i) the outstanding principal balance and all unpaid accrued interest of this Note, divided by (ii) eighty percent (80%) of the original issue price of the Series E Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations, combinations or the like) (such original issue price without such discount, the “Series E Conversion Price”) on the same terms and conditions as given to the investors in the Series E Preferred Stock.

(c) Automatic Conversion. In the event that (i) the Company has not closed a Qualified Financing or a Corporate Transaction prior to the Maturity Date, (ii) this Note has not been paid in full or converted in accordance with the terms of
Sections 2(a) or 2(b) above, and (iii) no Event of Default (as defined below) shall have occurred and be continuing other than any Event of Default that has been waived in writing by the Holder, then the entire outstanding principal balance and all unpaid accrued interest of this Note shall automatically convert in whole without any further action by the Holder into the number of shares of Series E Preferred Stock of the Company equal to (i) the outstanding principal balance and all unpaid accrued interest of this Note, divided by (ii) eighty-percent (80%) of a price per share based on a valuation completed by a independent, third party valuation firm and using methods mutually agreeable to the Company and Holder (such price, the “Adjusted Series E Price”) on the same terms and conditions as given to the investors in the Series E Preferred Stock other than the price per share.

2.

(d) Conversion Procedures. Upon conversion of this Note pursuant to Section 2(a), Section 2(b) or Section 2(c) above, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company, and the Company shall, at its expense, upon receipt of this Note, duly endorsed, promptly deliver or cause to be delivered to the Holder a certificate or certificates (bearing such legends as may be required) representing that number of fully paid and non-assessable shares of the applicable series of the Company’s Preferred Stock into which this Note may be converted, and any other securities or property to which the Holder may be entitled to receive upon conversion of this Note, including a check payable to the Holder for fractional shares as described in Section 2(e) below. The conversion of this Note shall be deemed to have been made (i) on the date of the closing of the Qualified Financing pursuant to Section 2(a) above, (ii) on the date the Holder notifies the Company of its election to convert this Note pursuant to Section 2(b) above or (iii) as described in Section 2(c) above, as applicable, and the Holder shall be treated for all purposes as the record holder of such shares of Preferred Stock, Common Stock or Series E Preferred Stock, as the case may be, as of such date.

(e) Fractional Shares. No fractional shares shall be issued upon conversion of this Note. In lieu thereof, the Company shall pay to the Holder an amount in cash equal to the product obtained by multiplying the Preferred Stock Conversion Price, the Common Stock Conversion Price, the Series E Conversion Price or the Adjusted Series E Price, as the case may be, by the fraction of a share not issued upon such conversion.

3. Warrant Coverage.

(a) Issuance of Warrant. The Company shall issue to the Holder (or an affiliate of the Holder designated in writing to the Company), upon the earliest of (i) the closing of a Qualified Financing, (ii) immediately prior to the consummation of a Corporate Transaction, (iii) the date that the Holder makes a Payment Demand (as defined below), (iv) the date of any prepayment of the outstanding principal and accrued but unpaid interest under the Note (“Prepayment”) and (v) the Maturity Date, a warrant or warrants substantially in the form attached hereto as Exhibit A (the “Warrant”) exercisable for the series and number of shares of Preferred Stock or Common Stock as the case may be of the Company as follows:

(i) If the Company issues the Warrant in connection with the closing of a Qualified Financing that occurs on or before the Maturity Date, the number of shares of Preferred Stock or Common Stock as the case may be of the Company equal to (a) thirty percent (30%) multiplied by the highest principal balance of this Note, divided by (b) the Preferred Stock Conversion Price or the Common Stock Conversion Price; or

(ii) If the Company issues the Warrant in connection with a Corporate Transaction, automatic conversion of the Note pursuant to Section 2(c), a Payment Demand or Prepayment, the number of shares of Series E Preferred Stock of the Company equal to (x) thirty percent (30%) multiplied by the highest principal balance of this Note, divided by (y) the Adjusted Series E Price.

(b) Exercise Price. If the Company issues the Warrant in connection with the closing of a Qualified Financing, the exercise price of the Warrant shall be the Preferred Stock Conversion Price or the Common Stock Conversion Price. If the Company issues the Warrant in connection a Corporation Transaction, automatic conversion of the Note pursuant to Section 2(c), a Payment Demand or Prepayment, the exercise price of the Warrant shall be the Adjusted Series E Price.

3.

(c) Rights of Underlying Securities. If the Warrant is exercisable for shares of the Company’s Preferred Stock pursuant to Section 3(a)(i) above, the exercise shares shall have the same rights and obligations, including registration rights, as the Company’s Preferred Stock issued in the Qualified Financing. If the Warrant is exercisable for shares of the Company’s Series E Preferred Stock pursuant to Section 3(a)(ii) above, the exercise shares shall have the same rights and obligations, including registration rights, as the Company’s Series E Preferred Stock, as provided in the Fourth Amended and Restated Stockholders Agreement, dated May 14, 2009, as further amended from time to time, and related documents. The Company shall perform, or cause to be performed, all acts, and execute and deliver all agreements, amendments, instruments and other documents necessary or required to grant the Holder the rights described in this Section 3(c).

(d) Agreement. The Company and the Holder, having adverse interests and as a result of arm’s length bargaining, agree that:

(i) The Warrants are not to be issued as compensation;

(ii) The aggregate fair market value of this Note, if issued apart from the Warrant, is Nine Hundred Ninety Dollars ($990) per One Thousand Dollars ($1,000) of aggregate face value of the Note, and the aggregate fair market value of the Warrant, if issued apart from the Note, is Ten Dollars ($10) per One Thousand Dollars ($1,000) of aggregate face value of the Notes; and

(iii) All tax returns and other information return of the Company and the Holder relative to this Note and Warrant issued pursuant hereto shall consistently reflect the matters agreed to in clauses (i) through (iii) above.

4. Default.

(a) Each of the following events shall be an “Event of Default” hereunder:

(i) the Company engages in any liquidation, dissolution or winding up of the Company (as contemplated by Article 3, Section A.4(a) of the Company’s Restated Certificate of Incorporation, dated as of June 14, 2012, as amended from time to time (the “Certificate of Incorporation”);

(ii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(iii) an involuntary petition is filed against the Company under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

4.

(iv) the Company executes an assignment with respect to a majority of its assets;

(v) the Company breaches, in any material respect, any warranty or agreement made by Company in this Note and, as to any breach that is capable of cure, Company fails to cure such breach within fifteen (15) days of the Company becoming aware of the occurrence of such breach

(vi) the Company defaults in any agreement between the Company and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 upon such default or that could reasonably be expected to cause a material adverse effect on the Company; and

(vii) a judgment in the aggregate amount of at least $50,000 is rendered against the Company and is unsatisfied or unstayed for ten (10) days.

“Indebtedness” means (i) all indebtedness for borrowed money or the deferred purchase price of property or services, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations and (iv) any direct or indirect liability, contingent or otherwise, of the Company with respect to any indebtedness or other liability or obligation of another person, including, without limitation, any such liability or obligation guaranteed, endorsed or co-made by the Company other than those liabilities, obligation or endorsements made in the ordinary course of business.

(b) Upon the occurrence of any Event of Default hereunder, (i) all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Holder, and, in the case of an Event of Default pursuant to Section 4(a)(ii) or (iii) above, automatically, be immediately due, payable and collectible by the Holder pursuant to applicable law and (ii) the Holder may elect at its option to demand payment therefor (the “Payment Demand”).

(c) Upon the occurrence and during the continuance of any Event of Default, interest shall accrue at the rate of 12% per annum.

(d) In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

5. Further Indebtedness. So long as any amounts are owing under this Note, the Company shall not create, incur or assume any material Indebtedness, other than Indebtedness incurred in the ordinary course of business, without the prior written consent of the Holder; provided that such consent shall not be unreasonably withheld.

6. Miscellaneous.

(a) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Company may not assign, by operation of law or otherwise, its rights or obligations under this Note without the prior written consent of the Holder.

5.

(b) Governing Law. This Note shall be governed by and construed under the laws of the State of Colorado as applied to agreements among Colorado residents, made and to be performed entirely within the State of Colorado.

(c) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(d) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 1450 Infinite Drive, Louisville, Colorado 80027, and to the Holder at Cooley LLP, 380 Interlocken Crescent, Broomfield, CO 80021, or at such other address as the Company or the Holder may designate by ten (10) days’ advance written notice to the other parties hereto.

(e) Modification; Waiver. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective without the written consent of the Company and the Holder and then shall be effective only in the specific instance and for the specific purpose for which it was given. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

(f) Cumulative Remedies. The Holder’s rights and remedies hereunder shall be cumulative. The Holder shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by the Holder of one right or remedy shall be deemed an election, and no waiver by the Holder of any Event of Default shall be deemed a continuing waiver.

(g) Entire Agreement. This Note and the Exhibit hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein or therein.

(h) Independent Counsel. The Company acknowledges that Cooley LLP has not offered legal advice to the Company with regard to this Note and that the Company has been advised to seek independent counsel review of the provisions contained herein. The Company further acknowledges has been given a reasonable opportunity to seek the advice of independent counsel of its choice with respect to this Note and the Exhibit and that the Company has availed itself of that opportunity if and to the extent the Company deemed it appropriate to do so.

[SIGNATURE PAGE FOLLOWS]

6.

GLOBEIMMUNE, INC.

By:	/s/ Timothy C. Rodell
Timothy C. Rodell, M.D. Chief Executive Officer & President

HOLDER:

COOLEY LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett Partner

EXHIBIT A

FORM OF WARRANT

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

GLOBEIMMUNE, INC.

WARRANT TO PURCHASE SERIES [__] PREFERRED STOCK

No. PW-[ ]	__________, 200_

Void After

THIS CERTIFIES THAT, for value received, [NAME OF HOLDER], with its principal office at__________________________, or assigns (the “Holder” or “Purchaser”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from GLOBEIMMUNE, INC., a Delaware corporation, with its principal office at 1450 Infinite Drive, Louisville, CO 80027 (the “Company”), [                    ] shares of Series [__] Preferred Stock of the Company (the “Preferred Stock”), as provided herein.

Immediately prior to the closing of the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (an “Initial Offering”), this Warrant shall become exercisable for that number of shares of Common Stock of the Company into which the shares of Preferred Stock issuable under this Warrant would then be convertible, so long as such shares, if this Warrant had been exercised prior to such Initial Offering, would have been converted into shares of the Company’s Common Stock pursuant to the automatic conversion provisions (or otherwise) of the Company’s Certificate of Incorporation.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

“Exercise Period” shall mean the time period commencing with the date of this Warrant and ending on the later of (i) ten (10) years following the date hereof and (ii) five (5) years following the closing of the Company’s Initial Offering.

“Exercise Price” shall mean $[            ] per share, subject to adjustment pursuant to Section 5 below.

“Exercise Shares” shall mean the shares of the Company’s Preferred Stock issuable upon exercise of this Warrant, subject to adjustment pursuant to the terms herein, including but not limited to adjustment pursuant to Section 5 below.

2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) an executed Notice of Exercise in the form attached hereto;

(b) payment of the Exercise Price either (i) in cash or by check, or (ii) by cancellation of indebtedness; and

(c) this Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.1 Net Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Company’s Preferred Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash, the Holder may elect (the “Conversion Right”) to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Preferred Stock computed using the following formula:

X =	Y (A-B)
A

Where	X =	the number of shares of Preferred Stock to be issued to the Holder

	Y =	the number of shares of Preferred Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

	A =	the fair market value of one share of the Company’s Preferred Stock (at the date of such calculation)

	B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Preferred Stock shall be:

(a) the product of (i) the average daily Market Price (as defined below) during the period of the most recent 10 days, ending on the last business day before the effective date of exercise of the Conversion Right, on which the national securities exchanges were open for trading and (ii) the number of shares of the Common Stock (as defined herein) into which each Exercise Share is convertible on such date; or

(b) if no class of Common Stock is then listed or admitted to trading on any national securities exchange or quoted in the over-counter market, the fair market value of one share of Preferred Stock shall be as determined in good faith by the Board of Directors of the Company, taking into account the most recently or concurrently completed arm’s-length transaction between the Company and an unaffiliated third party, the closing of which occurs within the six months preceding or on the date of such calculation, if any.

If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the Global Market System (the “Global Market System”) of the Nasdaq, the “Market Price” as of a specified day shall be the last reported sale price of Common Stock on such exchange or on the Global Market System on such date or if no such sale is made on such day, the mean of the closing bid and asked prices for such day on such exchange or on the Global Market System. If the Common Stock is not so listed or admitted to unlisted trading privileges, the “Market Price” as of a specified day shall be the mean of the last bid and asked prices reported on such date (x) by the Nasdaq or (y) if reports are unavailable under clause (x) above by the National Quotation Bureau Incorporated. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and ask prices are not reported, the “Market Price” as of a specified day shall be determined in good faith by the Board of Directors of the Company.

3. COVENANTS OF THE COMPANY.

3.1. Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Preferred Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Preferred Stock to such number of shares as shall be sufficient for such purposes.

3.2. No Impairment. Except and to the extent as waived or consented to by the Holder, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

3.3. Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

3.4. Notice of Expiration. If this Warrant has not been fully exercised on or before the date thirty (30) days prior to the end of the Exercise Period, the Company shall thereafter provide Holder with at least twenty (20) days advance written notice of the date on which this Warrant is to expire. If the Company fails to provide such notice, the Exercise Period shall be extended until the date thirty (30) days after the date said notice is provided to Holder.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER.

4.1. Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof, other than potential transfers between affiliates (including affiliated funds). The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

4.2. Securities Are Not Registered.

(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) on the basis that no distribution or public offering of the stock of the Company is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention, other than potential transfers between affiliates (including affiliated funds).

(b) The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.

(c) The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.3. Disposition of Warrant and Exercise Shares.

(a) The Holder further agrees not to make any disposition of all or any part of the Warrant or Exercise Shares in any event unless and until:

(i) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition; or

(ii) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition; provided, however, that such statement will not be required if the disposition is permitted under Rule 144 of the Securities Act.

(b) The Holder agrees not to sell this Warrant or the Exercise Shares during a period specified by the representative of the underwriters of Common Stock (not to exceed one hundred eighty (180) days) following the effective date of the initial registration statement of the Company filed under the Act, so long as all officers, directors, and 1% stockholders have executed similar agreements and are similarly restricted from selling the Company’s stock.

(c) Notwithstanding the provisions of paragraphs (a) and (b) above, the Holder may assign this Warrant and the Exercise Shares to (i) any partner or retired partner of the Holder if Holder is a partnership, (ii) any member or former member of the Holder if Holder is a limited liability company, (iii) any affiliate, including affiliated funds or (iv) any family member or trust for the benefit of the Holder if the Holder is an individual; provided that the Company is given written notice thereof.

(d) The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5. ADJUSTMENT OF EXERCISE PRICE; EFFECT OF ORGANIC CHANGES

5.1. Adjustment of Exercise Price. In the event of changes in the outstanding Preferred Stock of the Company by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.

5.2. Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of the Company’s Preferred Stock shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Preferred Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Preferred Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holders of a majority in interest of the warrants to purchase Preferred Stock then outstanding, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

5.3. Certain Events. If any change in the outstanding Preferred Stock of the Company or any other event occurs as to which the other provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as to give the Holder of the Warrant upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

6. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

7. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

8. TRANSFER OF WARRANT. Subject to applicable laws, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder.

9. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to Holder at ___________________ or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

11. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Colorado.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of                     , 2009

GLOBEIMMUNE, INC.

By:

Name:

Title:

Address:	1450 Infinite Drive Louisville, CO 80027

NOTICE OF EXERCISE

TO: GLOBEIMMUNE, INC.

(1)    ☐    The undersigned hereby elects to purchase ________ shares of the Preferred Stock of GLOBEIMMUNE, INC. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

        ☐     The undersigned hereby elects to purchase ________ shares of the Preferred Stock of GLOBEIMMUNE, INC. (the “Company”) pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of Preferred Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(3) The undersigned represents that (i) the aforesaid shares of Preferred Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that the shares of Preferred Stock issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid shares of Preferred Stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Preferred Stock unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

(Date)	(Signature)

(Print name)

1

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: _________________

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.